                                                                   EXHIBIT 10.4



                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of April 14,1999 by and between PRECISION RESPONSE CORPORATION, a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Employer"), and MICHAEL P. MILLER (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is a Florida corporation engaged in interactive customer service and marketing through the integration of its teleservicing, Internet, database management and marketing and fulfillment capabilities;

         WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth below and Employee desires to accept employment upon such terms and conditions; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

         NOW, THEREFORE, the parties agree as follows:

         1.       EMPLOYMENT

                  Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Employment Agreement.

         2.       TERM

                  A. Subject to the provisions for earlier termination set forth in Section 9 hereof, Employee's term of employment under this Employment Agreement shall commence on April 26, 1999 and shall continue until 5:00, p.m., April 25, 2001 (the "Employment Term").

                  B. The Employment Term shall on April 25, 2001 automatically extend for an additional one-year period, unless prior to January 25, 2001 either party gives to the other written notice of intent not so to renew.

         3.       EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                  Employee represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments which would interfere with Employee's acceptance of employment pursuant to the terms hereof or the full performance of Employee's obligations hereunder.

         4.       DUTIES AND EXTENT OF SERVICES

                  Employee's duties and responsibilities hereunder shall be those reasonably assigned to Employee from time to time by Employer consistent with this Section. Employee shall, unless and until otherwise determined by Employer, serve as Employer's Senior Vice President- Information Services (which shall be effective upon appointment of Employee to such office by Employer's Board of Directors) and Chief Information Officer, and shall, on an active, full-time basis, subject to the direction of Employer's Chief Executive Officer and President, have overall responsibility to supervise and conduct Employer's day-to-day software, Internet and information technology development, support and operations. Employee shall report directly to Employer's President, or as otherwise directed from time to time by Employer's Chief Executive Officer or President.

         5.       COMPENSATION

                  A.     Base Compensation. Subject to the provisions of
Section 9 of this Employment Agreement, Employer shall pay salary to Employee ("Salary") based upon the rate of $185,000 per annum. Employer may decide, in its sole discretion, to increase (but not to decrease) the Salary at any time during the Employment Term. Salary shall be payable in accordance with Employer's normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual practices and as required by law.

                  B. Bonus Compensation. Employee shall receive an annual bonus, the amount of which shall be determined by Employer in its sole and absolute discretion in a manner consistent with Employer's then current bonus plan which may be amended from time to time, but shall not exceed forty percent (40%) of Employee's Salary, except at the sole discretion of Employer (the "Bonus Amount"). Each annual Bonus Amount shall be paid on or before April 30th of each year of the Employment Term. The Bonus Amount payable on or before each April 30th shall be based upon Employee's performance during the calendar year immediately preceding such April 30th. Each Bonus Amount shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.

         6.       FRINGE BENEFITS AND EXPENSES

                  A. Employee Benefits. Employee shall be entitled to such benefits and fringe benefits (such as individual and family health, dental, life and disability insurance) as are made available by Employer from time to time, in Employer's sole discretion, to all other similarly-situated employees generally.



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

                  B. Expenses. Employer shall reimburse Employee for Employee's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Employee's duties and responsibilities hereunder, subject to Employee's presentation of appropriate documentation and, if requested, justification therefor, and provided that the types and amounts of expenses incurred are consistent with, in Employer's judgment, Employer's policies and practices.

                  C.     Relocation Expenses.

         (i) Employer agrees to reimburse to Employee, based on properly documented receipts, a maximum amount of $65,000 (and further subject to the category maximums hereinafter set forth) for the following relocation expenses to the extent reasonably incurred by Employee in moving himself and his family and their personal property and effects from Pacific Palisades, California to south Florida:

                         (a)       Up to a maximum reimbursement of $15,000 for
packing and moving household goods;

                         (b)       Up to a maximum reimbursement of $10,000 for
airfare and automobile rental expenses incurred by Employee and his immediate family in commuting from Pacific Palisades, California to south Florida in connection with house hunting, employment related matters prior to commencement of the Employment Term and after the commencement of the Employment Term for family purposes until Employee has completed the relocation of his family to south Florida; and

                         (c)       Up to a maximum reimbursement of $40,000 for
temporary living expenses and other housing costs of Employee and his family while in the process of relocating to south Florida, and for reasonable and customary closing costs relating to the sale by Employee of his primary residence in Pacific Palisades, California, and the purchase by Employee of a residence in south Florida including, but not limited to, real estate commissions and financing fees.

         (ii) Upon execution of this Agreement by Employer and Employee, Employer shall advance to Employee the sum of $20,000 for the relocation expenses to be incurred and documented in accordance with subsection (i) of this Section 6.C.; and

         (iii) If Employee is not employed by Employer, for any reason other than termination without Cause (as hereinafter defined), continuously for at least the one year period commencing with Employee's first day of employment pursuant to this Agreement, Employee shall repay Employer any and all amounts paid to Employee for relocation expenses pursuant to subsection (i) of this
Section 6.C., up to and including $65,000.

         7.       VACATION, PERSONAL AND SICK DAYS

                  Employee shall be entitled to 29 days of paid time off ("PTO") for vacation, personal and sick days each full year of the Employment Term, with full compensation (provided, however, that Employee shall not be entitled to be compensated for any unused PTO days upon termination of employment). The PTO days are exclusive of any Employer recognized holidays. The periods during which Employee shall be absent from work for vacation shall be at the reasonable discretion of Employer. In addition, any PTO days to be used during the first ninety (90) days of the Employment Term shall require prior approval of the President.

         8.       FAIR MARKET VALUE STOCK OPTIONS

                  Employer agrees that Employer shall, on the date Employee commences employment hereunder, grant to Employee stock options (the "FMV Stock Options") each to acquire one (1) share of Employer's common stock (60,000 FMV Stock Options in total), pursuant to the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan (the "Plan") and the Stock Option Agreement attached as Exhibit "A" to this Employment Agreement (the "FMV Stock Option Agreement").

         9.       TERMINATION OF EMPLOYMENT

                  A. Termination Events. Employee's employment under this Employment Agreement may be terminated by Employer only as follows: with or without Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; upon Employee's death; or upon Employee becoming Disabled (as later defined) and receiving written notice of termination from Employer to that effect. Employee may terminate Employee's employment under this Employment Agreement without being in breach hereunder by giving written notification of Employee's resignation to Employer which shall specify a resignation date no earlier than ninety (90) days following the date of delivery of such notice of resignation.

                  B. Definitions of Cause and Disabled. For purposes of this Employment Agreement, "Cause" shall mean and include: (i) commission of a felony, or commission of acts of fraud, dishonesty, or the like; (ii) habitual drunkenness during business hours or at Employer's premises; (iii) illicit use of drugs during business hours or at Employer's premises; (iv) abandonment of employment duties; (v) negligence in the performance of employment duties; (vi) an act or omission on the part of Employee not directed by Employer which results in or contributes to Employer being sanctioned or penalized by any governmental or quasi-governmental authority or body, or any stock exchange or body regulating or governing publicly-traded companies (including the NASD);
(vii) insubordination; or (viii) breach by Employee of this Employment Agreement which, if curable, is not cured by Employee within ten (10) days following Employee's receipt of written notice thereof. Employee shall be deemed "Disabled" for purposes of this Agreement (a) if, in the reasonable judgment of Employer, Employee is unable, due to physical, mental or emotional illness or injury, to perform substantially all of Employee's duties and responsibilities for Employer for a continuous period of ninety (90) days, or
(b) if Employee is adjudicated as an incompetent or has a guardian appointed to handle Employee's affairs.

                  C. Effect of Termination For Cause or Employee's Resignation. In the event that Employee's employment under this Employment Agreement is terminated by Employer with Cause or because Employee resigns from or quits Employee's employment, Employer shall pay to Employee, within thirty
(30) days following the date of such termination or resignation, the Salary, if any, accrued and unpaid through the date of termination, and shall pay and provide to Employee the amounts and items payable and to be provided under
Section 6.A. and B. through the date of such termination; and Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity, including, without limitation, any accrued or unpaid Bonus Amount.

                  D. Compensation Upon Death or Disability. Upon the death of Employee, or termination of employment because Employee is Disabled, Employer shall pay to Employee, Employee's legal guardian or the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such time), within thirty (30) days following the date of Employee's death or termination, the Salary and declared Bonus Amount, if any, accrued and unpaid through the date of termination; and Employee (or such legal guardian, legal representative or any heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                  E. Compensation Upon Termination Without Cause. In the event that Employer (or its successor) terminates Employee's employment under this Employment Agreement without Cause (including, without limitation, upon a Change in Control, as hereinafter defined), Employee's sole and exclusive compensation and remedy hereunder shall be to receive from Employer, and Employer shall pay and provide, (i) the amount of Salary and declared Bonus Amount, if any, accrued and unpaid through the date of termination, and the amounts and items payable or to be provided under Section 6.A. and B. through the date of termination, payable within thirty (30) days following termination of employment, (ii) the Salary that Employee would have received during the period following termination of Employee's employment through the expiration of the period ending on the 180th day following the date of termination of Employee's employment or the expiration of the Employment Term (whichever is less), as and when it would have been payable or been provided if Employee had remained an employee of Employer for such additional 180-day period or until expiration of the Employment Term (as applicable). Employee shall not be entitled to the foregoing severance set forth in item (ii) above to the extent that



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

Employee receives or is entitled to receive compensation or benefits from new employment with respect to employment services rendered during such period. For purposes of this Subsection E., (x) a "Change in Control" means that (1) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) beneficially owns at least 10% of the issued and outstanding common stock of Employer or its successor,
(2) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) is the stockholder beneficially owning the highest number of issued and outstanding shares of common stock of Employer or its successor, or (3) neither Mark Gordon nor David Epstein occupies the position of Chairman of the Board, Chief Executive Officer or President of Employer; (y) "Affiliate" means, with respect to Mark Gordon or David Epstein, an immediate family member of his, a trust principally for his benefit and/or the benefit of his family members and/or lineal descendants, or a family limited partnership or any other entity the direct or indirect beneficial or pecuniary owners of which are, principally, him, his immediate family members and/or trusts principally for the benefit of him, his family members and/or lineal descendants; and (z) "Immediate family members" mean, with respect to Mark Gordon or David Epstein, his spouse, children, parents, siblings or other lineal descendants.

         10.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                  A. Confidential Information. Employee acknowledges that Employee has been informed by Employer of Employer's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of Employer, (ii) the systems, technology, know-how, records, products, services, cost information, inventions, computer and Internet software, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, and (iii) the nature and terms of Employer's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to Employer and has been developed by Employer as a result of substantial effort and expense. Therefore, Employee understands that it is reasonably necessary to protect Employer's good will, trade secrets and legitimate business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Directors, Chairman of the Board, Chief Executive Officer or President of Employer for the benefit of Employer and/or as required in the course of employment) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law. Any software, technology, know-how, trade secrets or intellectual



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

property rights of any kind developed by Employee during the period of his employment with Employer which in any way relate or have application or value to Employer's business shall be the property, as between Employee and Employer, solely of Employer.

                  B. Employer's Materials. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii), upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered to Employer any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is the property of Employer.

         11.      COVENANT-NOT-TO-COMPETE

                         In view of (a) the Confidential Information known to
and to be obtained by or disclosed to Employee, and (b) the consideration payable to Employee under this Employment Agreement, and as a material inducement to Employer to enter into this Employment Agreement and employ Employee, Employee covenants and agrees that, (i) for as long as Employee is employed by Employer and for a period of 12 months after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, (A) sell any products or services sold or offered by Employer to any person or entity for or to whom Employer is performing services or selling products or for or to whom Employer has performed services or sold products at any time during the one-year period ending on Employee's termination of employment or (B) solicit the services of, or hire, directly or indirectly, whether on Employee's own behalf or on behalf of others, any managerial or executive employee, account manager, programmer, information services employee (including, without limitation, network or other information services or Internet operation employee) or database management or marketing employee of Employer who was or is employed by Employer at any time during the two-year period ending on the date of termination of Employee's employment or the two-year period commencing on the date of termination of Employee's employment, or (ii) for as long as Employee is employed by Employer and for a period of 12 months after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, engage in any venture, enterprise, activity or business, passively or actively, as an owner, consultant, adviser, participant, employee, agent or in any other capacity, competitive with the business of Employer anywhere within the continental United States. Employee acknowledges that the business of Employer is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of



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

restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests.

         12.      EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 10 AND 11

                  Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Section 10 or 11 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 10 or 11 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, representatives, servants, employers or employees and/or by any Third Parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

         13.      REASONABLENESS OF RESTRICTIONS

                  A. Reasonableness. Employee acknowledges that any breach or violation of Section 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer.

                  B. Severability. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such



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

provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical area and/or type of restriction which such court deems reasonable and enforceable.

                  C. Survivability. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Employment Agreement shall survive any termination of this Employment Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

                  D. Definition of Employer. For purposes of Sections 10, 11, 12 and 13 of this Employment Agreement, the term "Employer" includes the Employer and any parent corporation of Employer and all direct and indirect subsidiaries of Employer and its parent corporation (if any).

         14.      LAW APPLICABLE

                  This Employment Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

         15.      NOTICES

                  Any notices required or permitted to be given pursuant to this Employment Agreement shall be sufficient if in writing, and delivered personally, by commercial courier service or sent by certified mail, return receipt requested, and sent to Employer's executive offices, to the attention of the President, if sent to Employer, and to Employee's then current residence, if sent to Employee.

         16.      SUCCESSION

                  This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatever; provided, however, that Employee acknowledges and agrees that Employee cannot assign or delegate any of Employee's rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer shall have the right to assign its rights and delegate its duties under this Employment Agreement.



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

         17.      ENTIRE AGREEMENT

                  This Employment Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior and contemporaneous agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

         18.      SEVERABILITY

                  If any provision of this Employment Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Employment Agreement, and this Employment Agreement shall be carried out as if such invalid or unenforceable provision were not herein contained.

         19.      NO WAIVER

                  A waiver of any breach or violation of any term, provision or covenant herein contained shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.


         20.      ATTORNEYS' FEES

                  In the event that either of the parties to this Employment Agreement institutes suit against the other party to this Employment Agreement to enforce or declare any of their respective rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels, and whether or not suit or any other proceeding is instituted.

         21.      COUNTERPARTS

                  This Employment Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.



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

         22.      INDEPENDENT COUNSEL

                  EMPLOYER STRONGLY RECOMMENDS TO EMPLOYEE THAT EMPLOYEE RETAIN INDEPENDENT LEGAL COUNSEL TO ADVISE EMPLOYEE WITH RESPECT TO THIS EMPLOYMENT AGREEMENT BEFORE EMPLOYEE SIGNS IT.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.

                                        EMPLOYER:

                                        PRECISION RESPONSE CORPORATION, a
                                        Florida corporation



                                        By: /s/ David L. Epstein
                                            -----------------------------------


                                        EMPLOYEE:



                                        /s/ Michael P. Miller
                                        ---------------------------------------
                                        Michael P. Miller

                                  EXHIBIT "A"

                         PRECISION RESPONSE CORPORATION

                             STOCK OPTION AGREEMENT


          Agreement dated as of the ___ day of __________, 1999 (the "Date of Grant") between Precision Response Corporation, a Florida corporation (and, collectively with its subsidiaries, if any, the "Company") with its principal office at 1505 N.W. 167th Street, Miami, Florida 33169, and Michael P. Miller at the address set forth beneath such person's signature on the signature page of this Agreement ("Optionee").

         1.       Grant of Options

                  The Company grants to Optionee, on the terms and conditions set forth below, options (the "Options") to purchase up to 60,000 shares (individually a "Share" and collectively the "Shares") of Precision Response Corporation common stock (the "Common Stock"), par value $.01 per share, for a price of $_____ per Share (the "Option Price"), subject to adjustment as provided in Paragraph 3 below. Subject to the limitation set forth in the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan, as amended (the "Plan"), a copy of which is attached hereto and incorporated herein by reference, that the aggregate Fair Market Value (as defined in the Plan and as determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options (as defined in and pursuant to the Plan) are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000, the Options shall be designated as Incentive Stock Options to the maximum extent permitted by law and under the Plan. To the extent that the number of Options which vest in any calendar year pursuant to the vesting schedule set forth below exceeds the number which may properly be designated as Incentive Stock Options pursuant to applicable law or under the Plan, such excess number of Options shall, pursuant to the provisions of Section 6(e) of the Plan, be designated as Nonqualified Stock Options (as defined in and pursuant to the Plan).

         2.       Terms and Conditions of Options

                  (a)      Option Price

                           Subject to paragraph 3 hereof, the Option Price
shall be not less than the Fair Market Value per share of Common Stock on the Date of Grant, but in no event less than the par value per Share.

                  (b)      Vesting of Options

                           Subject to such further limitations as are provided
for herein, the Options shall vest, if at all (and be exercisable once vested) in the following amounts:

YEAR FROM                                  PERCENTAGE OF
DATE OF GRANT                            OPTIONS VESTED (%)
-------------                            ------------------

One (1) year from Date of Grant              33 1/3%
Two (2) years from Date of Grant             66 2/3%
Three (3) years from Date of Grant              100%

         Optionee shall not become vested in any Options subsequent to the termination of his employment regardless of any exercise period provided in subparagraph (e) below.

                  (c)      Term of Options

                           The Options may be exercised by Optionee in whole or
in part from time to time, but only during the period beginning on the date of this Agreement and ending [seven years from the Date of Grant], subject in all cases, however, to subparagraphs (b) and (e) of this paragraph 2, paragraph 3 and the other provisions of this Agreement and the Plan.

                  (d)      Non-transferability of Options

                           Options shall not be transferable by Optionee other
than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employment Retirement Income Security Act, or the rules thereunder, and, except with respect to a qualified domestic relations order as aforesaid, may be exercised during Optionee's lifetime only by Optionee. If any Options are exercised after Optionee's death, the Company may require evidence reasonably satisfactory to it of the appointment and qualification of Optionee's personal representatives and their authority and of the right of any heir or distributee to exercise such Options.

                  (e)      Termination of Employment

                           If Optionee's employment with the Company terminates
the unexercised portion of any of the Options granted under this Agreement shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                           (1)      The expiration of seven (7) years from the
Date of Grant;



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

                           (2)      The expiration of three months from the
date of termination of Optionee's employment by the Company (other than a termination described in subparagraph (3), (4) or (5) below); provided, that, if Optionee shall die during such three-month period, the time of termination of the unexpired portion of any such Option shall be determined under the provision of subparagraph (4) below;

                           (3)      The expiration of one year from the date of
termination of the employment of an Optionee due to permanent and total disability (other than a termination described in subparagraph (5) below);

                           (4)      The expiration of eighteen (18) months
following the issuance of letters testamentary or letters of administration to the personal representative, executor or administrator of a deceased Optionee, if Optionee's death occurs either during his employment by the Company or during the three-month period following the date of termination of such employment (other than a termination described in subparagraph (5) below), but in no event later than two years after Optionee's death;

                           (5)      The date of termination of Optionee's
employment by the Company if such termination constitutes or is attributable to a breach by Optionee of an employment agreement with the Company, or its parent, if any, or if Optionee has been discharged for cause. The Compensation Committee (the "Committee"), as provided in the Plan, shall have the right to determine whether Optionee has been discharged for cause and the date of such discharge, and such determination of the Committee shall be final and conclusive.

         Neither this Agreement nor any Option granted hereunder shall confer on Optionee any right to continue in the Company's employ, or limit in any respect the Company's right (in the absence of a specific written agreement to the contrary) to terminate Optionee's employment at any time with or without cause.

                  (f)      Exercise of Options

                           Subject to the limitations set forth herein and the
provisions hereof, the Options may be exercised only by written notice to the Company, at its principal business office or such other office as the Committee may from time to time direct, which shall contain provisions consistent with the provisions of the Plan as the Committee may from time to time prescribe and shall specify the number of optioned Shares being purchased. Not less than one hundred (100) shares may be purchased at any one time upon exercise of the Options unless the number purchased is the total number then purchasable under this Agreement. Subsequent to the grant of any Options which are not immediately exercisable in full, the Committee, at any time before complete termination of such Options, may accelerate the time or times at which such Options may be exercised in whole or in part. Any notice of exercise of Options shall be accompanied by payment of the full purchase price for the Shares being purchased: (i) by check payable to the

Company; or (ii) with the prior consent of the Committee, by tendering previously acquired shares of Common Stock having a fair market value (determined as of the date such Options are exercised and in the same manner as the Fair Market Value of the Option Price is determined under the Plan) equal to all of the purchase price; or (iii) by any combination of (i) and (ii). The Company shall have no obligation to deliver the Shares being purchased pursuant to the exercise of any Options, in whole or in part, until the aforesaid payment in full of the purchase price therefor is received by the Company.

                  (g)      Issuance of Shares

                           The exercise of Options granted hereunder is subject
to the condition that if at any time the listing, registration or qualification of the Shares covered by the Options upon any securities exchange or under any state or federal law is necessary as a condition of or in connection with the purchase or delivery of Shares, the delivery of any or all Shares pursuant to exercise of the Options may be withheld unless and until such listing, registration or qualification shall have been effected. Optionee agrees to comply with any and all legal requirements relating to Optionee's resale or other disposition of any Shares acquired under this Agreement. The Committee may require, as a condition of exercise of any Options, that Optionee represent, in writing, that the Shares received upon exercise of the Options are being acquired for investment and not with a view to distribution and agree that the Shares will not be disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, and only after any required qualifications under applicable state securities laws, unless the Company shall have received an opinion of counsel satisfactory to the Company that such disposition is exempt from such registration and qualification. There may be endorsed on certificates representing Shares issued upon the exercise of Options such legends referring to the foregoing representations or any applicable restrictions on resale as the Committee, in its discretion, shall deem reasonably appropriate, as well as place such stop transfer orders with its registrar and transfer agent as it deems reasonably appropriate.

                  (h)      Rights as a Shareholder

                           Optionee shall acquire none of the rights of a
shareholder of the Company under this Agreement unless and until certificates for such Shares are issued to Optionee upon the exercise of Options.

                  (i)      Six-Month Holding Period

                           Optionee acknowledges that in no event may any
Shares acquired upon exercise of any Options be sold or otherwise disposed of until after six (6) months have elapsed from the Date of Grant except, in the event of Optionee's death during such period, for a sale by the executors or administrators of Optionee's estate relying on Rule 16a-2(d)(1)(i) of the Securities Exchange Act of 1934, as amended.

         3.       Adjustment Upon Changes in Capitalization, etc.

                  In the event of any stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding Common Stock while any portion of any Options theretofore granted pursuant to this Agreement are outstanding but unexercised, the Committee shall make such adjustments in the character and number of Shares subject to such Options and in the Option Price as shall be equitable and appropriate in order to make such Options, as nearly as may be practicable, equivalent to such Options immediately prior to such change; provided, however, that no such adjustment shall give any Optionee any additional benefits under this Agreement; and provided further, that, if any such adjustment is made by reason of a transaction described in section 424(a) of the Code, it shall be made so as to conform to the requirements of that section and the regulations thereunder.

                  If any transaction (other than a change specified in the preceding paragraph) described in section 424(a) of the Code affects the Company's Common Stock subject to any unexercised Option theretofore granted hereunder (hereinafter for purposes of this paragraph 3 referred to as the "old option"), the Committee or any surviving or acquiring corporation may take such action as it deems appropriate, and in conformity with the requirements of that section and the regulations thereunder, to substitute a new option for the old option, in order to make the new option, as nearly as may be practicable, equivalent to the old option, or to assume the old option.

                  If any such change or transaction shall occur, the number and kind of Shares to be issued upon the exercise of any Options shall be adjusted to give effect thereto.

         4.       Optionee Bound by Plan

                  Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and provisions thereof, regardless of whether such provisions have been set forth in this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall govern.

         5.       Application of Funds

                  The proceeds received by the Company from the sale of Shares subject to Options may be commingled with any other corporate funds and used for any corporate purpose.

         6.       General

                  (a) Any communication in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Optionee at his or her address listed on the signature page hereof or such other address of which

Optionee shall have advised by similar notice, or to the Company or Committee at the Company's then executive offices.

                  (b) This Agreement sets forth the parties' final and entire agreement with respect to its subject matter, may not be changed or terminated orally and shall be governed by and construed in accordance with the internal law of the State of Florida. This Agreement shall bind and inure to the benefit of Optionee, and his heirs, distributees and personal and legal representatives, and the Company and its successors and assigns.

                  (c) As a condition of the granting of the Options hereunder, Optionee agrees for Optionee and Optionee's heirs, distributees and personal and legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined and resolved by the Committee in its sole discretion, and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding and conclusive.

                  (d) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

OPTIONEE:                            PRECISION RESPONSE CORPORATION,
                                       a Florida corporation,



                                     By:
                                        ---------------------------------------
                                        David Epstein, Chief Executive Officer


--------------------------------
Michael P. Miller
Address:
         -----------------------

         -----------------------



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